UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Hatteras Financial Corp.

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110 Oakwood Drive, Suite 340

Winston-Salem, North Carolina 27103

(336) 760-9331

May 1, 2014

Dear shareholder:

On March 28, 2014, we filed the proxy statement for the Hatteras Financial Corp. 2014 annual meeting of shareholders, scheduled for May 7, 2014. In the proxy statement, our board of directors unanimously recommends a vote “for” the election of six directors to hold office until our 2015 annual meeting of shareholders and until their successors have been duly elected and qualified (Proposal 1). ISS Proxy Advisory Services (“ISS”) has, however, recommended that its clients vote “withhold” on the election of our six directors because of concerns relating to the majority vote policy we adopted in 2013.

In connection with our 2013 annual meeting of shareholders, we received a shareholder proposal that we amend our charter or bylaws to provide that director nominees will be elected by the affirmative vote of the majority of the votes cast at an uncontested annual shareholder meeting (the “Proposal”). The Proposal was approved by the holders of approximately 68% of the votes cast at the 2013 annual meeting (42% of the outstanding voting shares). Following the 2013 annual meeting, we adopted the majority vote policy described below (the “Majority Vote Policy”).

In its Proxy Alert dated April 25, 2014, which contained the “withhold” recommendation, ISS expressed concerns about our responsiveness to the Proposal, our shareholder outreach leading to the Majority Vote Policy and our rationale for the Majority Vote Policy. We write to respond constructively to ISS’s concerns.

Board Review of Shareholder Vote and the Majority Vote Policy

Our board of directors considered the result of the 2013 vote on the Proposal. In response to that vote, the board of directors reviewed and discussed several options, including (i) a director resignation policy, whereby a director must offer to resign if he or she does not receive the affirmative vote of the majority of the votes cast at the annual shareholder meeting, and (ii) a more rigid standard whereby a director is not elected under the charter or bylaws if he or she does not receive the affirmative vote of the majority of the votes cast at the annual shareholder meeting, which we refer to as a “Failed Election Standard.” After thorough discussion at the board meeting in September 2013 and after our shareholder outreach described below, our board of directors unanimously adopted the Majority Vote Policy described in our proxy statement.

We highlight the following about the Majority Vote Policy:

•	In an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election must, within two weeks after our certification of the voting results, submit to the board of directors a written offer to resign from the board.

•	The board of directors will take formal action on the offer to resign no later than 90 days after our certification of the voting results.

•	Any director who tenders his or her resignation offer will not participate in the board action regarding whether to accept the resignation offer.

•	We will promptly disclose, in a Current Report on Form 8-K furnished to the Securities and Exchange Commission, the decision of the board of directors. The board of directors will also provide an explanation of the process by which the decision was made and, if applicable, its reason or reasons for rejecting the resignation.

Shareholder Outreach Leading to the Majority Vote Policy

We have a practice of discussing various corporate governance topics with our shareholders. Insights from these discussions over the years have been helpful to our board of directors as it considers and adopts corporate governance policies. Both in advance of the 2013 annual shareholders meeting as well as following the vote on the Proposal, we undertook a shareholder outreach effort. Before the adoption of the Majority Vote Policy, we contacted representatives of the California Public Employees’ Retirement System (“CalPERS”), the shareholder that submitted the Proposal in 2013, and other investors to confirm they were satisfied with the terms of the Majority Vote Policy, which our board ultimately adopted. These investors supported the Majority Vote Policy.

Rationale for the Majority Vote Policy

•	The shareholder who submitted the Proposal and the other shareholders we contacted support our Majority Vote Policy. Based on our outreach, we believe that our Majority Vote Policy directly responds to the Proposal and responds in a manner that our shareholders support, including the institutional shareholder who initiated the Proposal and appeared at our annual meeting in support of the Proposal.

•	Corporate governance experts continue to debate the merits of a Failed Election Standard. A Failed Election Standard presents legal and practical issues, including the problem of “holdover” directors, which occurs when a director receives less than a majority of the votes cast and is therefore not elected but, as a result of Maryland law, continues to serve until his or her successor is elected and qualified. In light of these issues, the legal community, shareholder advocates, governance experts, public companies and other groups are still debating whether the purported benefits of a Failed Election Standard outweigh the risks and are considering how to deal with the practical difficulties of implementing a Failed Election Standard. For example, in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, the U.S. Congress considered whether a Failed Election Standard should be made mandatory for all public companies. Congress at first included and ultimately deleted a Failed Election Standard in the Act.

•	We believe that a Failed Election Standard would unduly empower special-interest shareholders who may focus on the short-term price of our common stock at the expense of the long-term value of our company or who may have particular agendas different from those of our shareholders generally. Under a Failed Election Standard, because of the increased threat that one or more directors would not be re-elected under law in an uncontested election, the board of directors may be forced to follow the dictates of discrete groups, or to engage in expensive and distracting solicitation campaigns, for matters that are peripheral or not related to the best interests of our company and shareholders. For example, special-interest or single-issue shareholders could choose to promote a “vote no” campaign against the election of one or more director nominees in an effort to forward their particular agendas at the expense of our other shareholders. To prevent the special-interest shareholders from thwarting a productive director or group of directors from being elected, we could be forced to resort to costly solicitation strategies and to divert our attention from our everyday business.If we are unable to obtain the requisite votes for our slate of directors despite these efforts, the special-interest or single-issue shareholders, who may be indifferent or hostile to the long-term interests of our other shareholders, may gain undue influence.

•	Our board of directors believes that the Majority Vote Policy strikes an appropriate balance between the need for directors to be accountable to the shareholders on an annual basis and certain corporate governance considerations. Our Majority Vote Policy responds to the policy concerns underlying the Proposal – that directors should not normally be elected in the face of majority opposition – while avoiding or reducing some problems with a Failed Election Standard.

•	For several reasons, the board of directors believes that the Majority Vote Policy and our other corporate governance policies produce qualified and accountable directors:

o	The Majority Vote Policy requires our board to respond promptly and publicly to any uncontested election where the director nominee failed to receive more “for” votes than “withhold” votes, including considering the nominee’s required offer to resign from the board and disclosing why the board accepted or did not accept the offer.

o	Since our initial public offering, we have had procedures for shareholders to communicate directly with the independent members of the board of directors (see “Communication with the Board of Directors, Independent Directors and the Audit Committee” in the 2014 proxy statement).

o	Our shareholders have the ability to nominate an alternative board candidate or candidates for shareholder consideration.

o	Because we do not have a classified board of directors, our shareholders may express their confidence, or lack of confidence, in each director on an annual basis.

o	We believe our shareholders, including CalPERS, are satisfied with the composition of the board of directors. We have had five annual meetings since our initial public offering, and at every meeting, each of our directors has been elected by a majority of the votes cast. In all but one instance with one director, our directors have received in excess of 95% of the votes cast. In 2013, no director received less than 97% of the votes cast. A Failed Election Standard would not have changed the outcome of any of our elections.

o	We have a strong corporate governance process designed to identify and propose director nominees who will best serve the interests of our company and shareholders. The board of directors maintains a compensation and governance committee that is composed entirely of independent directors, and a majority of the members of the board of directors are independent as defined by the New York Stock Exchange listing standards.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL SIX DIRECTOR NOMINEES TO OUR BOARD OF DIRECTORS.

We value your views and are available to answer any questions you may have regarding the upcoming annual meeting and vote. We encourage you to read the proxy statement for the 2014 annual meeting for additional information regarding the matters to be considered at the annual meeting.

We look forward to seeing you on May 7, 2014.

Sincerely,

Michael R. Hough

Chairman of the Board and Chief Executive Officer

May 1, 2014

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